EXHIBIT 99.1

Oxford Reports Second Quarter Results

-- Top-Line Growth Driven by Lilly Pulitzer and Tommy Bahama --

-- Lilly Pulitzer and Tommy Bahama Report Positive Comps in Quarter --

-- Second Quarter Adjusted EPS of $0.94 and GAAP EPS of $0.92 at High End of Guidance Range --

-- Reaffirms Full Year Adjusted EPS Guidance of $3.00 - $3.15 and GAAP EPS Guidance of $2.88 - $3.03 --

ATLANTA, Sept. 9, 2014 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2014 second quarter, which ended August 2, 2014. Consolidated net sales increased 5% to $246.2 million compared to $235.0 million in the second quarter of fiscal 2013. On an adjusted basis, earnings per share were $0.94 compared to $1.01 in the second quarter of fiscal 2013. On a GAAP basis, earnings per share in the second quarter of fiscal 2014 were $0.92 compared to $0.96 in the same period of the prior year.

For the first half of fiscal 2014, consolidated net sales increased 7% to $503.9 million compared to $469.2 million in the first half of fiscal 2013. On an adjusted basis, earnings per share were $1.88 compared to $1.83 in the first half of fiscal 2013. On a GAAP basis, earnings per share in the first half of fiscal 2014 were $1.83 compared to $1.78 in the same period of the prior year. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Thomas C. Chubb III, CEO and President, commented, "We are pleased with our second quarter results. Our performance continued to be driven by solid contributions from both Tommy Bahama and Lilly Pulitzer. Lilly's second quarter results were simply outstanding with sales increases in all channels of distribution, including extraordinary comps of 19%. Tommy Bahama was clearly impacted by the difficult, highly promotional consumer market, but the team navigated through the quarter well and posted positive comps. As we enter the second half, we remain optimistic about our ability to achieve our full year financial goals and create ongoing value for our shareholders."

Operating Results

Tommy Bahama Net sales for Tommy Bahama increased 3% to $157.8 million in the second quarter of fiscal 2014 with increases in all direct to consumer channels, including a comparable store sales increase of 4%. These sales increases were partially offset by decreased wholesale sales.  At the end of the second quarter of fiscal 2014, Tommy Bahama operated 147 stores consisting of 94 full-price stores, 14 restaurant-retail locations and 39 outlets. This compares to 133 stores on August 3, 2013.

Tommy Bahama's adjusted operating income for the second quarter of fiscal 2014 decreased to $22.2 million compared to $24.5 million in the second quarter of fiscal 2013. On a GAAP basis, Tommy Bahama's operating income for the second quarter of fiscal 2014 was $21.8 million compared to $23.8 million in the second quarter of fiscal 2013. The decrease in operating income was primarily due to lower gross margin and higher SG&A partially offset by the increased sales. Gross margin decreased 118 basis points primarily as a result of deeper discounts in the outlet stores and wholesale channels, a higher proportion of Tommy Bahama sales from outlet stores, and increased sales associated with the Father's Day loyalty cards and flip-side events in the full price direct to consumer businesses.

Lilly Pulitzer Lilly Pulitzer's strong second quarter results included a net sales increase of 22% to $46.6 million with increased sales in all channels of distribution including a comparable store sales increase of 19%.  Lilly Pulitzer operated 26 stores at the end of the second quarter of fiscal 2014 compared to 22 stores at August 3, 2013.

Lilly Pulitzer reported a 17% increase in operating income to $11.2 million for the second quarter of fiscal 2014 driven by the increased sales and higher gross margin in all channels of distribution.

Lanier Clothes Net sales for Lanier Clothes were $21.3 million in the second quarter of fiscal 2014 compared to $22.3 million in the second quarter of fiscal 2013.  Operating income in the second quarter of fiscal 2014 was $1.5 million compared to $2.0 million in the second quarter of fiscal 2013, reflecting the lower sales.

Ben Sherman Net sales at Ben Sherman rose 15% to $18.7 million for the second quarter of fiscal 2014. The sales growth was primarily due to the impact of foreign currency translation and a stronger performance in its retail stores. The operating loss in the second quarter of fiscal 2014 improved to $3.1 million compared to an operating loss of $3.8 million in the prior year period with the improvement driven by the higher direct to consumer sales and gross margin improvement, partially offset by a $0.2 million impact of foreign currency translation.

Corporate and Other For the second quarter of fiscal 2014, Corporate and Other had an adjusted operating loss of $4.7 million compared to an adjusted operating loss of $3.5 million in the second quarter of fiscal 2013 primarily due to lower Oxford Golf sales and higher corporate expenses. On a GAAP basis, Corporate and Other had an operating loss of $4.5 million in the second quarter of fiscal 2014 compared to a loss of $3.9 million in the second quarter of fiscal 2013.

Consolidated Operating Results

Net Sales For the second quarter of fiscal 2014, consolidated net sales were $246.2 million compared to $235.0 million in the second quarter of fiscal 2013.

Gross Profit and Gross Margin For the second quarter of fiscal 2014, consolidated gross margin increased to 59.1% from 58.2% in the prior year period. Gross profit for the second quarter of fiscal 2014 increased to $145.4 million from $136.8 million in the second quarter of fiscal 2013.

SG&A For the second quarter of fiscal 2014, SG&A was $122.4 million, or 49.7% of net sales, compared to $112.4 million, or 47.8% of net sales, in the second quarter of fiscal 2013. The increase in SG&A was primarily due to increased incentive compensation expense, principally at Lilly Pulitzer, incremental costs associated with operating additional retail stores, and investments in infrastructure and systems.

Royalties and Other Income   Royalties and other income were $3.9 million in the second quarter of fiscal 2014 compared to $3.4 million in the second quarter of fiscal 2013.

Operating Income   For the second quarter of fiscal 2014, consolidated operating income was $26.8 million compared to $27.7 million in the second quarter of fiscal 2013.

Interest Expense   For the second quarter of fiscal 2014, interest expense decreased to $0.9 million from $1.0 million in the second quarter of fiscal 2013.

Income Taxes The effective tax rate for the second quarter of fiscal 2014 was 41.8% compared to 40.7% in the second quarter of fiscal 2013. The rate in both periods was unfavorably impacted by the Company's inability to recognize a tax benefit for losses in foreign jurisdictions. The rate in fiscal 2013 benefited from a reduction in the enacted tax rate in the U.K.

Balance Sheet and Liquidity

Inventories at the close of the second quarter of fiscal 2014 were $141.3 million, compared to $101.9 million at the close of the second quarter of fiscal 2013. Inventory levels increased primarily to support anticipated sales growth, particularly within the direct to consumer businesses.  Inventory levels also increased as a result of the earlier receipt of shipments from suppliers for fall goods and the impact of currency translation.

As of August 2, 2014, the Company had $108.5 million of aggregate borrowings outstanding and $124.0 million of aggregate unused availability under its revolving credit agreements.

The Company's capital expenditures for fiscal 2014, including $19.6 million incurred during the first half of fiscal 2014, are expected to be approximately $55 million. These expenditures consist primarily of costs associated with both new and remodeled retail stores and restaurants. The Company will also continue to invest in information technology and e-commerce capabilities and make certain enhancements to its facilities.

Fiscal 2014 Outlook

For fiscal 2014, the Company affirmed its full year adjusted earnings per share guidance in a range of $3.00 to $3.15 on net sales of approximately $1 billion. On a GAAP basis, the Company expects earnings per share in a range of $2.88 to $3.03 for the fiscal year. This compares with fiscal 2013 earnings per share of $2.81 on an adjusted basis and $2.75 on a GAAP basis.

For the third quarter, ending on November 1, 2014, the Company anticipates net sales in a range of $220 to $230 million. On an adjusted per share basis, the Company expects to be in a range between a loss of $0.05 and earnings of $0.05. On a GAAP per share basis, the Company expects to be in a range between a loss of $0.08 and earnings of $0.02. This compares with earnings per share of $0.10 on an adjusted basis and $0.05 on a GAAP basis in the third quarter of fiscal 2013 on sales of $197.5 million. The Company expects the third quarter to be the smallest sales quarter of the fiscal year reflecting the seasonality of the Tommy Bahama and Lilly Pulitzer businesses. This, along with the meaningful fixed expense structure of the business, results in lower operating income compared to other quarters.

The effective tax rate is expected to be approximately 43% for the fiscal year.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.21 per share payable on October 31, 2014 to shareholders of record as of the close of business on October 17, 2014. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's website at www.oxfordinc.com. A replay of the call will be available through September 23, 2014 by dialing (858) 384-5517 access code 7023580.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, Internet retailers, and warehouse clubs. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Comparable Store Sales

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

Safe Harbor

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward‑looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 1, 2014 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except par amounts)

	August 2, 2014	August 3, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$ 6,416	$ 9,705
Receivables, net	57,097	62,082
Inventories, net	141,335	101,920
Prepaid expenses, net	23,379	21,853
Deferred tax assets	22,111	20,803
Total current assets	250,338	216,363
Property and equipment, net	143,974	140,885
Intangible assets, net	172,575	173,250
Goodwill	17,444	17,919
Other non-current assets, net	24,748	22,892
Total Assets	$ 609,079	$ 571,309
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 58,911	$ 52,757
Accrued compensation	24,093	18,133
Income tax payable	4,787	3,923
Other accrued expenses and liabilities	29,567	25,961
Contingent consideration	12,363	2,500
Short-term debt	1,963	5,885
Total current liabilities	131,684	109,159
Long-term debt	106,516	119,527
Non-current contingent consideration	—	12,088
Other non-current liabilities	51,831	48,607
Non-current deferred income taxes	33,561	34,674
Commitments and contingencies
Shareholders' Equity:
Common stock, $1.00 par value per share	16,469	16,405
Additional paid-in capital	116,266	113,040
Retained earnings	176,453	143,407
Accumulated other comprehensive loss	(23,701)	(25,598)
Total shareholders' equity	285,487	247,254
Total Liabilities and Shareholders' Equity	$ 609,079	$ 571,309

Oxford Industries, Inc.
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Second Quarter Fiscal 2014	Second Quarter Fiscal 2013	First Half Fiscal 2014	First Half Fiscal 2013
Net sales	$ 246,246	$ 235,024	$ 503,895	$ 469,227
Cost of goods sold	100,831	98,175	211,152	198,303
Gross profit	145,415	136,849	292,743	270,924
SG&A	122,397	112,424	245,628	225,449
Change in fair value of contingent consideration	68	69	137	138
Royalties and other operating income	3,875	3,356	8,316	8,436
Operating income	26,825	27,712	55,294	53,773
Interest expense, net	921	1,042	1,994	1,978
Net earnings before income taxes	25,904	26,670	53,300	51,795
Income taxes	10,835	10,864	23,262	22,366
Net earnings	$ 15,069	$ 15,806	$ 30,038	$ 29,429
Net earnings per share:
Basic	$ 0.92	$ 0.96	$ 1.83	$ 1.78
Diluted	$ 0.92	$ 0.96	$ 1.83	$ 1.78
Weighted average shares outstanding:
Basic	16,425	16,394	16,421	16,491
Diluted	16,460	16,423	16,455	16,520
Dividends declared per share	$ 0.21	$ 0.18	$ 0.42	$ 0.36

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	First Half Fiscal 2014	First Half Fiscal 2013
Cash Flows From Operating Activities:
Net earnings	$ 30,038	$ 29,429
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	17,180	15,004
Amortization of intangible assets	1,260	754
Change in fair value of contingent consideration	137	138
Amortization of deferred financing costs	192	215
Equity compensation expense	1,737	1,239
Deferred income taxes	(967)	2,634
Excess tax benefits related to equity-based compensation	—	(6,100)
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	18,452	88
Inventories, net	2,839	11,095
Prepaid expenses, net	(347)	(2,199)
Current liabilities	(10,248)	(7,540)
Other non-current assets, net	(568)	376
Other non-current liabilities	209	4,051
Net cash provided by operating activities	59,914	49,184
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	—	(17,888)
Purchases of property and equipment	(19,576)	(26,020)
Net cash used in investing activities	(19,576)	(43,908)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(191,056)	(154,216)
Proceeds from revolving credit arrangements	157,867	163,428
Payment of contingent consideration	(2,500)	—
Proceeds from issuance of common stock, including excess tax benefits	564	6,943
Repurchase of equity awards for employee tax withholding liabilities	—	(13,200)
Dividends paid	(6,931)	(5,988)
Net cash used in financing activities	(42,056)	(3,033)
Net change in cash and cash equivalents	(1,718)	2,243
Effect of foreign currency translation on cash and cash equivalents	(349)	(55)
Cash and cash equivalents at the beginning of year	8,483	7,517
Cash and cash equivalents at the end of the period	$ 6,416	$ 9,705
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$ 1,821	$ 1,846
Cash paid for income taxes	$ 25,873	$ 6,186

Oxford Industries, Inc.
Operating Group Information
(unaudited)
(in thousands)

	Second Quarter Fiscal 2014	Second Quarter Fiscal 2013	First Half Fiscal 2014	First Half Fiscal 2013
Net sales
Tommy Bahama	$ 157,789	$ 153,220	$ 316,148	$ 303,646
Lilly Pulitzer	46,568	38,164	96,939	77,613
Lanier Clothes	21,318	22,315	50,064	49,575
Ben Sherman	18,696	16,275	33,779	28,511
Corporate and Other	1,875	5,050	6,965	9,882
Total net sales	$ 246,246	$ 235,024	$ 503,895	$ 469,227

Operating income (loss)
Tommy Bahama	$ 21,758	$ 23,838	$ 41,620	$ 45,219
Lilly Pulitzer	11,177	9,555	25,977	20,588
Lanier Clothes	1,537	2,026	4,275	4,487
Ben Sherman	(3,128)	(3,841)	(7,803)	(8,665)
Corporate and Other	(4,519)	(3,866)	(8,775)	(7,856)
Total operating income	$ 26,825	$ 27,712	$ 55,294	$ 53,773

Reconciliation of Certain Operating Results Information Presented in Accordance with GAAP to Certain Operating Results Information, as Adjusted (unaudited)
Set forth below is the reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating results for the periods presented to other periods.
	Second Quarter Fiscal 2014	Second Quarter Fiscal 2013	First Half Fiscal 2014	First Half Fiscal 2013
As reported
Net sales	$ 246,246	$ 235,024	$ 503,895	$ 469,227
Gross profit	$ 145,415	$ 136,849	$ 292,743	$ 270,924
Gross margin (1)	59.1%	58.2%	58.1%	57.7%
SG&A	$ 122,397	$ 112,424	$ 245,628	$ 225,449
SG&A as percentage of net sales	49.7%	47.8%	48.7%	48.0%
Operating income	$ 26,825	$ 27,712	$ 55,294	$ 53,773
Operating margin (2)	10.9%	11.8%	11.0%	11.5%
Earnings before income taxes	$ 25,904	$ 26,670	$ 53,300	$ 51,795
Net earnings	$ 15,069	$ 15,806	$ 30,038	$ 29,429
Diluted net earnings per share	$ 0.92	$ 0.96	$ 1.83	$ 1.78
Weighted average shares outstanding - diluted	16,460	16,423	16,455	16,520
Increase (decrease) in operating results
LIFO accounting adjustments (3)	$ (168)	$ 317	$ (47)	$ 345
Inventory step-up (4)	$ —	$ 283	$ —	$ 283
Amortization of Canadian intangible assets (5)	$ 454	$ 333	$ 897	$ 333
Change in fair value of contingent consideration (6)	$ 68	$ 69	$ 137	$ 138
Impact of income taxes on adjustments above (7)	$ 39	$ (301)	$ (34)	$ (346)
Adjustment to net earnings	$ 393	$ 701	$ 953	$ 753
As adjusted
Gross profit	$ 145,247	$ 137,449	$ 292,696	$ 271,552
Gross margin (1)	59.0%	58.5%	58.1%	57.9%
SG&A	$ 121,943	$ 112,091	$ 244,731	$ 225,116
SG&A as percentage of net sales	49.5%	47.7%	48.6%	48.0%
Operating income	$ 27,179	$ 28,714	$ 56,281	$ 54,872
Operating margin (2)	11.0%	12.2%	11.2%	11.7%
Earnings before income taxes	$ 26,258	$ 27,672	$ 54,287	$ 52,894
Net earnings	$ 15,462	$ 16,507	$ 30,991	$ 30,182
Diluted net earnings per share	$ 0.94	$ 1.01	$ 1.88	$ 1.83

(1) Gross margin reflects gross profit divided by net sales.
(2) Operating margin reflects operating income divided by net sales.
(3) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.
(4) Inventory step-up reflects the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. These charges are included in cost of goods sold in the Tommy Bahama operating group results of operations.
(5) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in the Tommy Bahama operating group results of operations.
(6) Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.
(7) Impact of income taxes reflects the estimated net earnings tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.

Reconciliation of Operating Income (Loss) in Accordance with GAAP to Operating Income (Loss), as Adjusted (unaudited)
Set forth below is the reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operating group operating results as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operating group results. The Company uses the operating income (loss), as adjusted, to discuss its operating groups with investment institutions, its board of directors and others. Further, the Company believes that presenting its operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating group operating income (loss) for the periods presented to other periods.

	Second Quarter Fiscal 2014
	Operating income (loss), as reported	LIFO accounting adjustments	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(3)	(4)
Tommy Bahama	$ 21,758	$ —	$ 454	$ —	$ 22,212
Lilly Pulitzer	11,177	—	—	68	11,245
Lanier Clothes	1,537	—	—	—	1,537
Ben Sherman	(3,128)	—	—	—	(3,128)
Corporate and Other	(4,519)	(168)	—	—	(4,687)
Total	$ 26,825	$ (168)	$ 454	$ 68	$ 27,179

	Second Quarter Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustments	Inventory step-up	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(2)	(3)	(4)
Tommy Bahama	$ 23,838	$ —	$ 283	$ 333	$ —	$ 24,454
Lilly Pulitzer	9,555	—	—	—	69	9,624
Lanier Clothes	2,026	—	—	—	—	2,026
Ben Sherman	(3,841)	—	—	—	—	(3,841)
Corporate and Other	(3,866)	317	—	—	—	(3,549)
Total	$ 27,712	$ 317	$ 283	$ 333	$ 69	$ 28,714

	First Half of Fiscal 2014
	Operating income (loss), as reported	LIFO accounting adjustments	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(3)	(4)
Tommy Bahama	$ 41,620	$ —	$ 897	$ —	$ 42,517
Lilly Pulitzer	25,977	—	—	137	26,114
Lanier Clothes	4,275	—	—	—	4,275
Ben Sherman	(7,803)	—	—	—	(7,803)
Corporate and Other	(8,775)	(47)	—	—	(8,822)
Total	$ 55,294	$ (47)	$ 897	$ 137	$ 56,281

	First Half of Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustments	Inventory step-up	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(2)	(3)	(4)
Tommy Bahama	$ 45,219	$ —	$ 283	$ 333	$ —	$ 45,835
Lilly Pulitzer	20,588	—	—	—	138	20,726
Lanier Clothes	4,487	—	—	—	—	4,487
Ben Sherman	(8,665)	—	—	—	—	(8,665)
Corporate and Other	(7,856)	345	—	—	—	(7,511)
Total	$ 53,773	$ 345	$ 283	$ 333	$ 138	$ 54,872

(1) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statements of earnings resulting from LIFO accounting adjustments in each period.
(2) Inventory step-up reflects the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold.
(3) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(4) Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.

Reconciliation of Net Earnings per Diluted Share Presented in Accordance with GAAP to Net Earnings per Diluted Share, as Adjusted (unaudited)
Set forth below is the reconciliation of reported or reportable net earnings per diluted share for certain historical and future periods, each presented in accordance with GAAP, to the net earnings per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the net earnings per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company's results for the periods presented to other periods. Note that columns may not add due to rounding.

	Second Quarter Fiscal 2014 Actual	Second Quarter Fiscal 2014 Guidance (1)	Second Quarter Fiscal 2013 Actual	First Half Fiscal 2014 Actual	First Half Fiscal 2013 Actual
Net earnings per diluted share:
GAAP basis	$ 0.92	$0.82 -- $0.92	$ 0.96	$ 1.83	$ 1.78
LIFO accounting adjustments (2)	(0.01)	0.00	0.01	0.00	0.01
Inventory step-up (3)	—	—	0.01	—	0.01
Amortization of Canadian intangible assets (4)	0.03	0.03	0.02	0.05	0.02
Change in fair value of contingent consideration (5)	0.00	0.00	0.00	0.01	0.00
As adjusted	$ 0.94	$0.85 -- $0.95	$ 1.01	$ 1.88	$ 1.83

	Third Quarter Fiscal 2014 Guidance (7)	Third Quarter Fiscal 2013 Actual	Fiscal 2014 Guidance (7)	Fiscal 2013 Actual
Net earnings per diluted share:
GAAP basis	($0.08) -- $0.02	$ 0.05	$2.88 -- $3.03	$ 2.75
LIFO accounting adjustments (2)	—	(0.01)	—	—
Inventory step-up (3)	—	0.03	—	0.04
Amortization of Canadian intangible assets (4)	0.03	0.02	0.11	0.08
Change in fair value of contingent consideration (5)	—	—	0.01	0.01
Gain on sale of property (6)	—	—	—	(0.06)
As adjusted	($0.05) -- $0.05	$ 0.10	$3.00 -- $3.15	$ 2.81

(1) Guidance as issued on June 10, 2014.
(2) LIFO accounting adjustments reflect the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments included in cost of goods sold in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(3) Inventory step-up reflects the impact, net of income taxes, on net earnings per diluted share resulting from the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. The Company does not anticipate any such charges related to the Tommy Bahama Canada acquisition in future periods.
(4) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings per diluted share resulting from the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Currently, the Company anticipates approximately $1.8 million of amortization of intangible assets related to the Tommy Bahama Canada acquisition in Fiscal 2014.
(5) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Currently, the Company anticipates approximately $0.3 million of such charges in Fiscal 2014.
(6) Gain on sale of real estate reflects the impact, net of income taxes, on net earnings per diluted share resulting for the gain on the sale of real estate.
(7) Guidance as issued on September 9, 2014.
CONTACT: Anne M. Shoemaker
         Telephone: (404) 653-1455
         Fax: (404) 653-1545
         E-mail: InvestorRelations@oxfordinc.com